Exhibit 99.1

Quest Diagnostics Names Mark J. Guinan as New CFO

MADISON, N.J., July 17, 2013 /PRNewswire/ -- Quest Diagnostics Incorporated (NYSE: DGX) today announced that Mark J. Guinan will join the company on July 29 as its next Senior Vice President and Chief Financial Officer.

Since 2010, Mr. Guinan has served as Chief Financial Officer for Hill-Rom Holdings Inc., (NYSE: HRC), a manufacturer and provider of medical technologies and related services for the health care industry. Previously, he had served in a number of finance and operations roles in a long career at Johnson & Johnson in which he served most recently as Chief Procurement Officer, and earlier as CFO of the pharmaceutical business. Before that, he held a number of financial roles at Procter & Gamble.

“Mark has a strong operational finance background, and his addition to the team will help us drive execution of our strategy,” said Steve Rusckowski, President and CEO. “This was the critical last hire in our new senior management team, which is comprised of some executives from the company when I joined, and now five new members since last year. I believe that we have assembled the best possible management team that will allow us to execute our five point strategy.”

About Quest Diagnostics

Quest Diagnostics is the world's leading provider of diagnostic information services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: http://www.questdiagnostics.com/.

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